Exhibit 15.6

1700 K Street, NW, Fifth Floor
Washington, D.C. 20006-3817

PHONE 202.973.8800
FAX 202.973.8899

www.wsgr.com

Robert H. Rosenblum

Email: rrosenblum@wsgr.com

Direct Dial: 202-973-8808

March 1, 2019

David Gessert

Staff Attorney

Securities and Exchange Commission

Division of Corporate Finance, Office of Financial Services

100 F Street, NE

Washington, DC 20549

Re:                             Blockstack Token LLC

Draft Offering Statement on Form 1-A

Submitted September 13, 2018

CIK 0001719379

Dear Mr. Gessert:

Blockstack Token LLC (“Blockstack,” the “Company” or “we”) respectfully submits this supplemental correspondence to the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) in response to the Commission’s letter dated November 29, 2018 (the “Comment Letter”), relating to Blockstack’s filing on September 13, 2018 of Blockstack’s Draft Offering Statement on Form 1-A (the “Offering Statement”).  We have provided below the substance of the memorandum that we separately submitted to you in response to comment 21 of the Comment Letter. To facilitate your review, we have first reproduced below the Staff’s comment 21 in bold italics.

We note your disclosure under various risk factors appearing under the subheading Risks Related to Regulation that you believe:

•                  Miners are not broker-dealers though they receive fees for recording transactions (page 57);

•                  Neither you nor miners need to register as transfer agents or clearing agencies (page 59);

•                  Neither the Blockstack network nor browser extension are required to register as an exchange or ATS (page 59);

AUSTIN   BEIJING   BOSTON   BRUSSELS   HONG KONG   LONDON   LOS ANGELES   NEW YORK   PALO ALTO

SAN DIEGO   SAN FRANCISCO   SEATTLE   SHANGHAI   WASHINGTON, DC   WILMINGTON, DE

•                  No Blockstack entity is a money transmitter or money services business (page 60);

•                  You are eligible to conduct this 1-A offering without engaging the services of a registered transfer agent (page 60);

•                  Transactions of Stacks tokens to pay fees on the Blockstack network do not violate Regulation M (page 62); and

•                  You do not meet the definition of “investment company” under the Investment Company Act of 1940 because the Tokens will be “non-securities” in your hands (page 107).

Please provide us with your legal analysis with citations to proper authorities supporting your conclusions with respect to each of the above. We note your disclosure in the section headed “Business—Government Regulation” beginning on page 103.

As discussed in more detail below, we believe that each of the following is a reasonable conclusion with respect to Comment 21 from the Staff:

1.              Miners on the Blockstack network are not broker-dealers even though they receive fees for recording transactions, because miners are not effecting transactions in the Stacks tokens or any other securities when they mine on the Blockstack network, and the rewards and incentive payments received through mining on the Blockstack network are not and will not be transaction-based compensation and do not otherwise create a “salesman’s stake” in transactions in the Stacks tokens.

2.              Blockstack and the miners are not required to register as a transfer agent or clearing agency, because of the following:

a.              With respect to transfer agent registration, (1) registration is only required with respect to Section 12 securities (as defined below), and the Stacks token are not and are currently not anticipated to be Section 12 securities; (2) Blockstack and the miners are not performing transfer agent functions as described in Section 3(a)(25) of the Securities Exchange Act of 1934 (“Exchange Act”); (3) to the extent transfer agent activities are arguably being performed, those activities are being performed automatically by the blockchain, which is not a person, and therefore not required to register as a transfer agent; (4) although it is possible to view Blockstack, as the sponsor and creator of the network and its proprietary “Stacks blockchain,” as responsible for registration of the Bitcoin and/or the Stacks blockchain as a transfer agent, it is not feasible for Blockstack to control or impose transfer agent regulations on either; and (5) requiring Blockstack or its miners (or the Bitcoin blockchain or the Stacks blockchain) to register as transfer agents and comply with applicable rules would not provide significant investor protection.

b.              With respect to clearing agency registration, (1) it is reasonable to conclude that Blockstack and the miners do not perform clearing agency functions described in Section 3(a)(23) of the Exchange Act, with the possible exception of the catchall in the definition of a “clearing agency” for persons that “otherwise permit or facilitate the settlement of securities”; (2) even within this catchall, the only activities Blockstack or the miners could potentially be argued to perform are certain transfer agent activities that are the exact sorts of activities explicitly excluded from the definition of a clearing agent; (3) although the Bitcoin blockchain and the Stacks blockchain may arguably facilitate settlement of securities transactions without physical delivery of securities certificates (one of the potential activities of a clearing agent), neither blockchain is a “person” who could register as a clearing agency; (4) as noted above with respect to transfer agent registration, it is not feasible for Blockstack to monitor the Bitcoin blockchain or the Stacks blockchain for compliance with applicable regulations; and (5) the regulations applicable to clearing agencies should not be relevant to transactions in Stacks tokens.

3.              Neither the Blockstack network nor the browser extension should be required to register as an exchange or alternative trading system (“ATS”), because neither the network nor the browser extension is a “marketplace” for securities, due to the fact that neither “brings together” orders of “multiple purchasers and multiple sellers” of securities, and payments for services do not involve “orders” of securities.

4.              No Blockstack entity is a money transmitter or money services business, because the only definition of a money services business that Blockstack could possibly meet is that of a money transmitter, and by distributing the Stacks tokens, Blockstack is not accepting currency or funds and transmitting currency or funds from one person or location to another location or person, or otherwise transferring funds, and although there is limited guidance on this matter, we do not believe that transactions in digital assets that are treated as securities transactions would or should cause the issuer of those digital assets to be regulated as a money transmitter.

5.              Blockstack is eligible to conduct the proposed Regulation A offering without engaging the services of a registered transfer agent, because no rule under Regulation A requires an issuer to use a registered transfer agent in connection with a Regulation A offering and, although  Section 12(g) of the Exchange Act might require Blockstack to use a transfer agent to continue to rely on the lighter reporting regime allowed under Regulation A if the Stacks tokens were equity securities, it is reasonable to conclude that the Stacks tokens are not equity securities because they do not have equity-like features.

6.              Transactions of Stacks tokens to pay fees on the Blockstack network do not violate Regulation M, because those tokens are “burned” when used to register digital assets, and the “burning” of Stacks tokens is not a transfer of securities to Blockstack, because they are sent to a “blackhole” address with independently verifiable mathematical proof that no one, including Blockstack, can access.

7.              Token LLC does not meet the definition of an investment company for purposes of the Investment Company Act of 1940 (“Investment Company Act”), despite its holdings in Stacks tokens, because (1) it is reasonable to treat Stacks tokens held by Token LLC as non-securities for purposes of the Investment Company Act, and (2) even if Stacks tokens were deemed to be securities when held by Token LLC, it is reasonable to conclude that Stacks tokens held by Token LLC should not be treated as “investment securities” for purposes of the Investment Company Act.

ANALYSIS

Below please find our analysis of the issues listed above, in each case preceded by the relevant text of Comment 21 provided by the Staff.

1.              Miners are not broker-dealers though they receive fees for recording transactions

Under Section 3(a)(4) of the Exchange Act, a “broker” is a person engaged in the business of effecting transactions in securities for the account of others.(1)  The Staff has determined that a person “effects transactions in securities” if she participates in such transactions “at key points in the chain of distribution.”(2)  According to the Staff, such participation may include, among other activities, assisting an issuer in structuring prospective securities transactions, helping an issuer to identify potential purchasers of securities, soliciting securities transactions, and participating in the order-taking or order-routing process (for example, by taking transaction orders from customers).(3)

The Staff has indicated that receiving commissions or other compensation based on the size or successful completion of a transaction in securities (“transaction-based compensation”) is one of the determinative factors in deciding whether a person is “engaged in the business” of being a “broker” under the Exchange Act, in part because this creates a “salesman’s stake” in a securities transaction that incentivizes the recipient to encourage transactions that may or may not be appropriate for the parties involved.(4)

As background, the mining process and payments involved in mining on the Blockstack network operate as follows.(5)  As on other blockchain-based systems, miners on the Blockstack network generate records of network operations by building “blocks” of various groups of record, which together create a decentralized database.  The Blockstack network’s blockchain is currently stored on the same blockchain used by the Bitcoin network, and Blockstack relies on miners who mine the Bitcoin blockchain to perform mining functions on the Blockstack network.  The miners on the Bitcoin blockchain participate in Bitcoin mining regardless of Blockstack’s network operations.  As noted in the Offering Statement, in the future Blockstack intends to adopt its own native blockchain, the Stacks blockchain, and allow payments to be made in Stacks tokens.

In general, on both the Bitcoin blockchain and the Stacks blockchain, the mining process is divided into two phases for each block.  In phase one, the network selects a single lead miner (a “leader”)

(1) Under Section 3(a)(5), a “dealer” is a person engaged in the business of effecting transactions in securities for her own account.  We do not think this definition is relevant to our analysis, because the miners are not (as miners) involved in any transactions in the Stacks tokens for their own accounts.

(2) Transfer Online, SEC Staff Denial of No-Action Request (May 3, 2000).

(3) See, e.g., BondGlobe, Inc., SEC Denial of No-Action Request (Feb. 6, 2001).

(4) See, e.g., Brumberg, Mackey and Wall, P.L.C, SEC Staff No-Action Letter (May 17, 2010) (“A person’s receipt of transaction-based compensation in connection with these activities is a hallmark of broker-dealer activity.”).

(5) In general, the analysis in this Memorandum relies on facts that have been provided by Blockstack in the Offering Statement.  In certain cases (such as the opening portion of this section of the Memorandum), we reiterate and supplement the information provided in the Offering Statement as necessary to explain our analysis.

from among all participating miners.  On the Bitcoin blockchain, this is determined by a miner being first to solve a computationally difficult problem. On the Stacks Blockchain, each miner can increase its probability of becoming a leader by burning additional tokens.  However, the network, through a randomization function that gives greater weight to miners that burn more tokens, may select as a leader a miner that did not burn the greatest number of tokens.

In phase two, the leader writes new information to the blockchain in the form of a new block.  This information may include, for example, registrations or transfers of digital assets.  All miners have access to complete information about all network operations that have been completed but not yet written to the blockchain (although users remain anonymous unless they have agreed to share personal information).  The leader selects a subset of these network operations to be written to a new block of the blockchain.

Each user of the network may specify the amount of an optional “incentive payment” that she is willing to pay to a leader to write that network operation to a new block.  The amount of incentive payment a user is willing to pay is one of the factors a leader may consider when selecting a network operation to write to a new block, but leaders may select network operations based on whatever factors they choose. Some leaders may try to include as many network operations as possible into a new block, regardless of the incentive payments available.  These leaders may be motivated, for example, to increase network speed and efficiency for all users.  In practice, this occasionally occurs on public blockchains, like Bitcoin and Ethereum, and operations on those blockchains that pay no incentive fees are processed.  Transactions that pay no incentive fees might experience greater delays in being written to a new block than transactions that include incentive fees.  As a result, incentive payments primarily relate to the speed to which a network operation is recorded on the blockchain and become more relevant in periods of high network traffic. Other leaders may choose to record network operations that provide incentive payments above a certain threshold.  Still other leaders may include network operations based on the amount of incentive payments in descending order.

Leaders and other miners that participate in building a particular new block will also receive rewards payments (“mining rewards”) for adding the new block to the blockchain.  The Bitcoin blockchain awards Bitcoin mining rewards to the miner who first solves a mathematical puzzle and writes a new block to the Bitcoin blockchain.  At any time on the Bitcoin blockchain, there will be a number of transactions waiting to be written to the blockchain.  Bitcoin miners can choose to include any transaction in the new block they are writing.  Network users cannot direct their transactions to particular miners for confirmation.  Blockstack understands that Bitcoin miners confirmed over 200,000 transactions per day last year, and only a tiny fraction of these transactions were transactions related to the Blockstack network.

The size of the mining reward is set by an algorithm on the Bitcoin blockchain and is unrelated to the type of transaction that occurs using the Bitcoin blockchain and whether it involves securities.

In the future, once the functionality to pay mining rewards using Stacks tokens is introduced, mining rewards will be distributed to the leader and other miners based on the amount of Bitcoin (or other tokens to the extent permitted by the network) that each has burned, although the leader will receive the majority of these mining rewards, which will award new Stacks tokens released by the network according to a preset schedule based on the number of new blocks that have already been added to the blockchain, with the size of the mining rewards decreasing over time until it hits a floor.

In no case will network users be able to direct particular operations to particular Stacks miners.

As discussed in more detail below, it is reasonable to conclude that miners on the Blockstack network are not broker-dealers even though they receive fees for recording transactions on the Blockstack network.  First, miners do not and will not, based on any mining operations, execute or otherwise effect any transactions in securities; they merely record them.  Second, the rewards and incentive payments received through mining on the Blockstack network are not and will not be transaction-based compensation and do not otherwise create a “salesman’s stake” in transactions in the Stacks token.

a.              Miners do not effect transactions in securities

First, it is reasonable conclude that miners on the Blockstack network are not broker-dealers based on their activities on the Blockstack network, because the miners merely implement mechanical steps to record transactions that occur on the Blockstack network.  As with any blockchain system, the parties to a transaction have already decided to engage in the transaction and determined the terms of the transaction, without any influence or even knowledge of miners, by the time a miner has the opportunity to record it on a block.  This will be the case both with the Bitcoin blockchain and when Blockstack launches the Stacks blockchain.

As a result, there is no way that miners could have any role effecting those transactions.  Miners do not and will not assist Blockstack in structuring any transactions in the Stacks tokens, help Blockstack identify potential purchasers of Stacks tokens, solicit transactions in the Stacks tokens, or participate in the order-taking or order-routing process for any Stacks token purchasers or sellers.

In addition, because miners are only recording transactions, and record in the same way and with the same potential rewards regardless of the type of transaction involved, they have no particular stake in the type of transaction they record, including whether it is a transaction in securities.  Miners do not and will not have any knowledge of who is involved in any particular transaction and cannot be assigned particular transactions.  Because the parties are unknown to the miners, they also do not know whether parties to the transaction are in the US and subject to the US securities laws.  In fact, miners do not even know if a true transaction has occurred at all, as the transfers they are recording could involve transfers from one address to another owned by the same person.  In general, miners are not participating in any type of activity that is specific to or of relevance to the status of the transaction as a transaction as securities.

The miners on both the Bitcoin and the future Stacks blockchain are, in essence, performing mechanical operations similar to those of any other third-party service provider of technical services, such as phone, mail, or electronic delivery services, none of which involve effecting transactions in securities.  In no-action letters to Charles Schwab and Evare,(6) the Staff provided relief from broker-dealer registration to internet service providers (“ISPs”) that provided internet services allowing securities transactions.  The relief seemed to be premised on the theory that the ISPs operated similarly to a phone line and a newspaper, simply carrying the message between the broker-dealer and the investor, rather than as a broker-dealer.  The relief was subject to certain conditions, including that the ISPs would receive a

(6) Charles Schwab & Co., Inc., SEC Staff No-Action Letter (Nov. 27, 1996); Evare, L.L.C., SEC Staff No-Action Letter (Nov. 30, 1998).

nominal flat fee per order transmitted, which would not vary depending on the number of shares or value of the underlying securities under a customer order transmitted to the broker by the ISPs, or on whether the order resulted in an executed trade; the broker would be responsible for all advertising and sales materials relating to its financial services, and the ISPs would provide these materials only with appropriate disclosure; the ISPs would not recommend or endorse specific securities; and none of the ISPs would participate in the financial services offered by the broker (other than by routing messages), including opening, maintaining, or closing accounts, or handling customer funds or securities.

Miners on the network maintain and support network operations through their confirmation and recordkeeping activities.  As with the ISPs in the letter described above, this means that the miners are not paid for broker-dealer activities (i.e., effecting transactions in securities) but for administrative services.  Although the Blockstack network and the miners do not adhere to all the conditions of the ISP letters (including that a broker-dealer was involved), the miners operate in a similar fashion to the ISPs, in that they provide technological or administrative services with respect to transactions in Stacks tokens but nothing more.(7)

In general, it is reasonable to conclude that the miners are not engaged in the business of effecting transactions in securities, and therefore they do not meet the definition of a broker for purposes of the Exchange Act.

b.              Mining rewards and incentive payments are not transaction-based compensation and do not create a salesman’s stake in transactions in the Stacks tokens

Miners also do not fall within the Exchange Act’s definition of a broker because the incentive payments and mining rewards they receive are not transaction-based compensation and do not create a salesman’s stake in transactions in the Stacks tokens.

First, incentive payments are not and will not be transaction-based compensation.  As discussed above, incentive payments are (and will be after implementation of the Stacks blockchain) paid to miners selected as leaders based on payments by network users designed to incentivize faster mining of a particular transaction.  Miners select specific network operations that they will write to a new block, and while the size of an incentive payment a user is willing to pay is one of the factors a miner may consider when selecting a network operation, miners can (and sometimes do) select network operations based on whatever factors they choose, including factors unrelated to the size of the incentive payments, such as network efficiency.  In general, incentive payments are related to the amount a transaction participant is willing to pay to incentivize transaction processing, primarily based on the speed at which the user wants a network operation to be recorded on the blockchain, rather than to the size of any particular transaction.

(7) Although it is probably impossible for Blockstack to confirm, consistent with the letters to the ISPs, that none of the miners engage in any advertising on behalf of Blockstack, participate in any other types of financial services related to transactions on the network, or independently recommend securities, even if miners were to do these things, as noted above, user participants cannot direct transactions for mining by particular miners and are anonymous to miners.  As a result, a particular miner’s mining would never be linked to any pre-determined transactions in Stacks tokens.  Therefore, even if miners were to encourage purchases of the Stacks tokens or other transactions in them through the types of activities listed above, it is highly unlikely that a particular miner would directly benefit from any particular transaction. Based on this, consistent with the analysis below, there is also no “salesman’s stake” by a particular miner in any particular transaction on the network.

Although incentive payments are only paid if a transaction has occurred, the size of the incentive payment is set and broadcast to potential miners before the transaction occurs and is confirmed by miners, with the goal of encouraging mining, not the transaction itself.  As a result, incentive payments are best viewed as a mechanism to incentivize recording a transaction and not to incentivize anyone engaging in the transaction.  Therefore, incentive payments should also be viewed as dependent not on the successful completion of a transaction in the Stacks tokens or any other security, but on the completion of the recording process.

Incentive payments also do not create a “salesman’s stake” in any particular transaction in the Stacks tokens, because there is no direct link between any particular transaction that a miner might encourage and whether the miner ultimately receives an incentive payment.  A miner will not know ahead of time whether it will be chosen as the leader at any point in the operation of the Bitcoin or Stacks blockchain, which is the only circumstance under which a miner would be able to choose specific transaction it has encouraged for mining in a particular block.  In addition, participants cannot choose particular miners for a transaction, and participants are anonymous to miners, making it impossible for a leader to benefit from particular transactions it has encouraged.

Second, mining rewards are also not and will not be transaction-based compensation.  On the Bitcoin blockchain currently used by the network, mining rewards are not primarily based on the size or successful completion of a securities transaction, because the main trigger for whether a miner receives mining rewards is whether it is the first miner to solve a mathematical puzzle and write a new block, and the amount of the mining reward is set by an algorithm on the Bitcoin blockchain and is unrelated to the size of the transaction.

In addition, it is not relevant whether Stacks tokens or any other type of security are involved in the transactions confirmed by Bitcoin miners and recorded within a block to generate mining rewards.  Blockstack understands that Bitcoin miners confirmed over 200,000 transactions per day last year, and only a tiny fraction of these transactions were transactions related to the network.  Therefore, the link between mining rewards and the Stacks tokens is weak at best.

In the future, at the point when miners create blocks on the Blockstack network’s new Stacks blockchain, the completion of a block will be only tenuously related to the successful size or completion of a securities transaction.  As noted above, the size of a mining reward for each new block will be preset based on an algorithm that decreases the size of the mining reward over time, based on the number of blocks completed, until the size of the mining reward for new blocks reaches a predetermined floor.  All miners of a block will receive a portion of the mining rewards associated with the resulting new block, based on the amount of tokens they have burned to participate in the mining process for that block.  Based on this system, although miners will receive mining rewards based indirectly on the completion of network operations involving Stacks tokens (e.g., registration of a decentralized application or in-app payments of Stacks tokens), the size and receipt of mining rewards is in reality dependent on factors unrelated to the size or successful completion of any transaction in the Stacks tokens:  a miner’s efforts confirming network operations, the amount of tokens burned by the miner, and a preset amount payable in aggregate to all miners in the new block.

In the case of both incentive payments and mining rewards, the fees paid to miners incentivize speed and involvement in the mining process but do not incentivize miners to encourage transactions in the Stacks tokens, because there is no relationship between any particular transaction and the mining rewards.  In fact, participants in transactions cannot pick certain miners for the transaction and are anonymous to miners. As a result, miners have no “salesman’s stake” based on the mining reward.

Finally, we note that if the miners were to be deemed broker-dealers for purposes of the federal securities laws, they would potentially be subject to a range of substantive requirements (such as, for example, net capital requirements, customer protection and custody requirements, advertising restrictions, and others) that are ultimately unrelated to the work that miners do and would not provide any additional investor protections in light of the activities miners engage in.  Broker-dealer regulation is particularly unnecessary given that it is of no relevance to miners that they are engaged in recording transactions that are securities transactions or that have occurred on the Stacks network.

For the reasons provided above, it is reasonable to conclude that the miners are not broker-dealers despite receiving fees for recording transactions.

2.              Neither you nor miners need to register as transfer agents or clearing agencies

a.              It is reasonable to conclude that Blockstack and the miners are not required to register as transfer agents

Under Section 17A(c)(1) of the Exchange Act, any person acting as a “transfer agent” with respect to securities registered under Section 12 of the Exchange Act (“Section 12 securities”) must register with the SEC as transfer agents.  Under Section 3(a)(25) of the Exchange Act, a transfer agent is a person who engages in (a) countersigning issued securities, (b) monitoring issued securities, with the goal of preventing unauthorized issuances, (c) registering transfers of issued securities, (d) exchanging or converting issued securities, or (e) transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates.  The purpose of transfer agent regulation is generally to ensure prompt and accurate settlement of securities.(8)

Blockstack and the miners engage in several activities that could fall into the general rubric of activities that are conducted by transfer agents.  Blockstack, for example, records ownership of initial Stacks token holders and is building a new blockchain that will itself create an immutable record of purchases and sales of Stacks tokens.  Miners record transactions on the blockchain for incentive payments and mining rewards and create blocks of information.

As discussed below, however, it is reasonable to conclude that Blockstack and the miners are not required to register as a transfer agent, because (1) registration is only required with respect to Section 12 securities, and the Stacks token are not and are currently not anticipated to be Section 12 securities; (2) Blockstack and the miners are not truly performing transfer agent functions; (3) to the extent transfer

(8) SEC, Regulation of Transfer Agents, 42 Fed. Reg. 32404, 32404 (June 24, 1997) (adopting release for several transfer agent regulations adopted under Exchange Act Section 17A) (“The adopted rules are designed to protect investors and persons facilitating transactions by and on behalf of investors and to contribute to the establishment of a national system of prompt and accurate clearance and settlement of transactions in securities by ... assuring that the transfer agent community performs its functions in a prompt, accurate and more predictable manner”).

agent activities are being performed, those activities are being performed automatically by the blockchain, which is not a person, and therefore not required to register as a transfer agent; (4) although it is possible to view Blockstack, as the sponsor and creator of the network and its blockchain, and therefore as responsible for registration of the Stacks blockchain and/or the Bitcoin blockchain as a transfer agent, it is not feasible for Blockstack to control or impose transfer agent regulations; and (5) requiring Blockstack or its miners (or the Bitcoin blockchain or the Stacks blockchain) to register as transfer agents and comply with applicable rules would not provide significant investor protection.

First, as noted above, it is reasonable to conclude that Blockstack and the miners are not required to register as transfer agents because under Section 17A(c)(1) of the Exchange Act, registration is only required if a person meets the definition of a transfer agent based on activities involving Section 12 securities.  Generally, securities that are (and are required to be) Section 12 securities include those issued by a company with total assets exceeding $10,000,000 and a class of equity security (other than an exempted security) held of record by either 2,000 persons or 500 persons who are not accredited investors.  As noted in the Offering Statement, Blockstack does not expect that the Stacks tokens will be treated as equity securities for purposes of the federal securities laws, because their characteristics do not resemble the characteristics that are traditionally associated with equity.  As a result, Blockstack does not currently anticipate that the Stacks tokens will be Section 12 securities.(9)

Second, even if, for the sake of argument, the Stacks tokens were Section 12 securities, Blockstack and the miners will not be performing transfer agent functions.  Blockstack will not be performing transfer agent functions, because although it will record ownership on the genesis block and develop the protocol used for mining on the network to record transactions in the Stacks tokens, it will not implement or perform functions using the protocol after launch, including by recording any transactions in issued Stacks tokens.  Blockstack will also not monitor issued securities with the goal of preventing unauthorized issuances; register transfers of issued securities; exchange or convert issued securities; or transfer record ownership of securities by bookkeeping entry without physical issuance of securities certificates.

Instead, after Blockstack implements the hard fork that results in the issuance of the Stacks tokens, all activities related to the issuance and transfers of Stacks tokens will be performed mechanically (by miners) without any additional involvement by Blockstack. Ownership of the Stacks tokens will initially be recorded directly on the genesis block and, after the launch of the Blockstack network, all transfers of issued Stacks tokens will occur automatically without Blockstack’s involvement — they will be confirmed and recorded on the blockchain by Bitcoin miners.

This means that the only function that Blockstack could be performing of those described in Section 3(a)(25) with respect to any Stacks tokens is to countersign issued securities, based on Blockstack’s original recording of ownership of the Stacks tokens on the genesis block.  However, because recordation of initial ownership on the genesis block is a necessary and critical step for issuance of the tokens, this step is best viewed not as a countersigning covered by Section 17A of the Exchange Act, but as an issuance of securities properly governed under the Securities Act.  Otherwise, any issuer of securities would be a transfer agent simply by issuing its securities.  Therefore, it is reasonable to

(9) We discuss why we think it is reasonable not to treat the Stacks tokens as equity in more detail below in Section 5, which addresses why we believe Blockstack is eligible to conduct its Regulation A offering without engaging the services of a registered transfer agent.

conclude that Blockstack will not countersign the tokens and, as a result, will not perform any transfer-agent like functions with respect to the Stacks tokens.

For their part, miners will confirm and record transfers of issued Stacks tokens in the Regulation A offering and other network operations in Stacks tokens on the blockchain.  The two main functions of miners, recording transactions and creating blocks, are mechanical functions integral to the operation of the blockchain as a whole, not transfer agent functions.  These functions need to be performed regardless of whether the transactions being recorded on the blockchain are securities transactions.  In fact, in theory there could be no “transaction” in anything at all, because a person could be transferring Stacks tokens (or some other asset) from one address it owns to another address it owns.  In general, as noted above, the miners do not know or care whether the transactions involve securities or whether the transactions being recorded involve US persons subject to the federal securities laws or foreign people who generally do not receive the protections of the federal securities laws.

Miner activities also do not involve countersigning securities, as miners have no part in executing ownership or transfers of securities; they will merely record those transfers.  Miners also do not monitor issued securities with a goal to prevent unauthorized issuances, register transfers of issued securities, exchange or convert issued securities, or transfer record ownership of securities by bookkeeping entry.  Instead, miners are limited to simply confirming and recording information about transactions using the blockchain; they have no control over executing actual transfers or other transactions, or even in transferring record ownership, in the Stacks tokens in any way at all.  Therefore, miners do not engage in the transfer-agent activities listed in Section 3(a)(25)  in any meaningful sense.

In essence, neither Blockstack nor the miners create a record of who owns Stacks tokens and how many tokens they own, which is at the heart of transfer agent and registrar functions.  Instead, as noted above, they perform the related but distinct tasks of (for Blockstack) recording ownership of initial Stacks token holders and building a new blockchain that will create an immutable record of purchases and sales of Stacks tokens and (for miners) recording transactions on the blockchain and creating blocks of information.  No one, however, would look to either Blockstack or the miners for a record of Stacks ownership, and neither could provide it.  As a result, it is reasonable to conclude that neither Blockstack nor the miners are transfer agents.

To the extent transfer agent activities listed in Section 3(a)(25) are being performed, those activities are being performed automatically by the Bitcoin or, in the future, the Stacks blockchain, neither of which is a person and therefore required to register as a transfer agent.  As noted above, Section 17A(c)(1) of the Exchange Act applies to a person who meets the definition of a transfer agent.  Under Section 3(a)(9) of the Exchange Act, a “person” is a natural person, company or governmental entity.  Neither the Bitcoin blockchain nor the Stacks blockchain, however, is reasonably deemed a “person.”

Further, as noted above, mining will initially occur on the Bitcoin blockchain.  Because there is no one entity responsible for the Bitcoin blockchain, the Bitcoin blockchain could not feasibly register or designate an individual or group of individuals who would be responsible for compliance with the regulations applicable to transfer agents.  We note that if the transfer agent registration requirement were to apply to Blockstack, it would apply to any and all token issuers relying on an existing blockchain (including both the Bitcoin and the Ethereum blockchains, and all issuers, such as ERC-20-based token issuers, using those blockchains).  No such issuer would have the ability to cause the existing blockchain to register, but the transfer agent issue would apply to all uses on that blockchain, not just Blockstack’s.

It would also not be feasible for Blockstack to cause the Stacks blockchain (or the Bitcoin blockchain) to register as a transfer agent.  Even if Blockstack, as the sponsor and creator of the Blockstack network and its blockchain, were viewed as responsible for causing the Stacks blockchain and possibly the Bitcoin blockchain to register as a transfer agent, given that the Blockstack network and both the Bitcoin and the Stacks blockchain operate in a decentralized manner, Blockstack could not control or impose transfer agent regulations.(10)  As discussed above, after launch of the network, Blockstack will not implement the network’s operations, and it will have no control over its speed, who is involved in mining, or other related issues.  In fact, all transactions will occur between network participants without Blockstack as intermediary.  As noted in the Offering Statement, core nodes will be run by both Blockstack and other third parties, and miners will confirm and record operations.

In this context, Blockstack could not, in any reasonably practical way, perform obligations related to transfer agent regulation, such as reporting on the accounts used for transactions, turnaround performance or lost accounts, because it would not have access to the information needed for these purposes and could not control outcomes even if it did.  Blockstack also could not ensure that the Bitcoin or the Stacks blockchain would meet a transfer agent’s performance and recordkeeping standards for transactions, because Blockstack performs no recordkeeping and is unable to provide performance guarantees.

Finally, requiring Blockstack or its miners (or the Bitcoin blockchain or the Stacks blockchain) to register as transfer agents and comply with applicable rules would not provide significant investor protection.  It is unclear why a transfer agent would be required in the context of a blockchain, because all transactions in the Stacks tokens will occur on the blockchain in a manner that is publicly recorded and readily available to users and Stacks token holders, and in an automated fashion.  In addition, application of transfer agent regulations to ensure prompt and accurate settlement of securities would be redundant of system features — namely, incentives based on payments to miners — that determine how and under what circumstances any miner’s efforts are deployed and the speed and accuracy of the information recorded to the blockchain.(11)

While not legally determinative, we believe the Commission and the Staff would find it important that Blockstack and the miners could not perform obligations under the transfer agent rules and that the application of the transfer agent rules to Blockstack and the miners would not provide significant investor protections.  Among other things, we believe that the Commission and the Staff likely would consider these issues as supporting our conclusion that Blockstack and the miners are in fact not acting as transfer agents and should have no transfer agent registration obligations.  We further note that to the extent that

(10) See Rules 17Ad-1 through 17Ad-7 and Rules 17f-1 and 17f-2 (imposing, among other things, standards and requirements regarding processing and turnaround times; expansion of activities; responses to customer inquiries; recordkeeping; lost accounts; record retention; and fingerprinting of personnel).

(11) To the extent that there are concerns implicating transfer agent rules or concepts, we further believe those should be imposed in connection with the SEC’s and FINRA’s approval of exchanges or ATSs, not in connection with offerings by issuers of Stacks tokens, because these concerns primarily implicate trading, which is appropriately regulated under the Exchange Act, rather than issuances of securities, which are appropriately regulated under the Securities Act.

Blockstack and the miners are viewed as acting in the capacity of transfer agents, so would other issuers, miners and potentially other actors broadly throughout existing blockchains.  In other words, the issues described here are not limited to operations on the Blockstack network and would lead to the applicability of transfer agent regulation throughout existing blockchain systems.

For the reasons provided above, it is reasonable to conclude that Blockstack and the miners are not required to register as transfer agents.

b.              It is reasonable to conclude that Blockstack and the miners are not required to register as clearing agencies

Under Section 17A(b)(1) of the Exchange Act, any person acting as a clearing agency must register with the SEC as such and comply with applicable regulation.  Under Section 3(a)(23) of the Exchange Act, a clearing agency is any person who does the following:

•                  Acts as an intermediary in making payments or deliveries, or both, in connection with transactions in securities;

•                  Provides facilities for comparison of data respecting the terms of settlement of securities transactions, to reduce the number of settlements of securities transactions, or for the allocation of securities settlement responsibilities;

•                  Acts as a custodian of securities in connection with a system for the central handling of securities whereby all securities of a particular class or series of any issuer deposited within the system are treated as fungible and may be transferred, loaned, or pledged by bookkeeping entry without physical delivery of securities certificates; or

•                  Otherwise permits or facilitates the settlement of securities transactions or the hypothecation or lending of securities without physical delivery of securities certificates.

Under Section 3(a)(23)(B)(vi), a clearing agency does not include any person solely by reason of performing a transfer agent function — specifically, transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates.  This is the same function described in Section 3(a)(25)(E) of the definition of a transfer agent.

The purpose of clearing agency regulation is generally to ensure the prompt and accurate clearance and settlement of securities transactions.(12)

Blockstack and the miners engage in several activities that could, in theory, fall into the general rubric of activities that are conducted by transfer agents.  Blockstack records ownership of initial Stacks token holders and is building a new blockchain that will itself create an immutable record of purchases

(12) See Exchange Act Section 17A (stating Congressional findings that prompt and accurate settlement are crucial to investor protection and directing the SEC to establish a national clearing system); SEC, Clearing Agency Standards, 77 Fed. Reg. 66220, 66220 (Nov. 2, 2012) (“Congress directed the Commission to facilitate the establishment of a national system for the prompt and accurate clearance and settlement of securities transactions when it added Section 17A to the Exchange Act as part of the Securities Acts Amendments of 1975.”).

and sales of Stacks tokens; miners record transactions on the blockchain for incentive payments and mining rewards and create blocks of information.

As discussed in more detail below, however, it is reasonable to conclude that neither Blockstack nor the miners are required to register as clearing agencies, because (1) it is reasonable to conclude that Blockstack and the miners do not perform functions described in Section 3(a)(23), with the possible exception of the catchall in the definition of a “clearing agency” for persons that “otherwise permit or facilitate the settlement of securities”; (2) even within this catchall, the only activities Blockstack or the miners could potentially be argued to perform are the exact sorts of activities explicitly excluded from the definition of a clearing agent by the exclusion for transfer agent activities; (3) although the Bitcoin blockchain and the Stacks blockchain may arguably facilitate settlement of securities transactions without physical delivery of securities certificates, neither blockchain is a “person” who could register as a clearing agency; (4) as noted above with respect to transfer agent registration, it is not feasible for Blockstack to monitor the Bitcoin blockchain or the Stacks blockchain for compliance with applicable regulations; and (5) the regulations applicable to clearing agencies should not be relevant to transactions in Stacks tokens.

First, it is reasonable to conclude that Blockstack and the miners do not perform functions described in Section 3(a)(23), with the possible exception of the catchall in the definition of a “clearing agency” for persons that “otherwise permit or facilitate the settlement of securities.”  Blockstack and the miners do not act as intermediaries in making any payments or deliveries in either primary or secondary transactions.  As noted above, those payments and deliveries are made automatically on the blockchain.  As a result, in Blockstack’s case, although Blockstack will set up the Stacks blockchain and the operations on the Stacks network that rely on the Bitcoin blockchain, Blockstack does not actually execute those operations.  It does not, for example, touch any money or Stacks tokens involved in any transactions on the Blockstack network at all — other than the money it receives for selling Stacks tokens and the Stacks tokens it issues, which would not cause Blockstack to stand between any two third parties for transactions in the Stacks tokens, as a clearing agent does.  Blockstack has no responsibility at all for executing the transfer of any payments or Stacks tokens to any third party.  Blockstack will also not serve as an intermediary in any secondary transactions of the Stacks tokens, which will occur either on third-party exchanges (when legally possible) or through peer-to-peer transactions.

Similarly, the miners do not act as intermediaries in making payments or deliveries.  As also noted above, by the time miners are involved in confirming and recording transactions, those transactions have already occurred (other than being recorded) without any involvement by the miners.  The miners are doing no more than implementing mechanical tasks that are used to confirm those transactions occurred.  Not only do they not stand between any transaction participants — they generally do not know who those parties are, what assets are involved in any transactions, where participants are, or anything else that would allow them to play an intermediary role.  Again, the miners do not even know if a true transaction has occurred at all, as the transfers they are recording could involve transfers from one address to another owned by the same person.

Blockstack and the miners also do not provide any facilities for data comparison.  For example, they do not provide listings or comparative pricing of the Stacks tokens or of the Stacks tokens against any other security.  Finally, Blockstack and the miners do not act as a custodian in any way by holding customer funds or assets (again, other than Blockstack holding its own Stacks tokens and receiving cash in exchange for tokens it sends, which is not a clearing agent function).

The only types of activities that are performed by Blockstack and the miners that would be possibly encompassed by the definition in Section 3(a)(23) includes recording ownership and transfers of Stacks tokens, which would be covered by the final, catchall definition for persons that “otherwise permit or facilitate the settlement of securities transactions or the hypothecation or lending of securities without physical delivery of securities certificates.”  Even within this catchall, though, the only activities Blockstack or the miners could potentially be argued to perform are the exact sorts of activities explicitly excluded from the definition of a clearing agent by the exclusion for transfer agent activities.  In other words, the only clearing agency activities possibly engaged in by Blockstack or the miners are specifically excluded from the definition of a clearing agency by Section 3(a)(23)(B)(vi).

In addition, because ownership and transfer of the Stacks tokens will be recorded automatically as a function of the Bitcoin and then the Stacks blockchain, and not by Blockstack or the miners, we do not think that Blockstack or the miners should be viewed as transfer agents performing this function.  In the case of Blockstack, although Blockstack will develop and launch the Blockstack network, it will not operate the network on which transactions in the Stacks tokens will occur and be recorded after launch, and it will not (again) act as an intermediary, allow for data comparisons related to network transactions in Stacks tokens, act as custodian or facilitate the settlement of transactions in Stacks tokens.

Although the Bitcoin blockchain and the Stacks blockchain may arguably facilitate settlement of securities transactions without physical delivery of securities certificates, in the sense that the Bitcoin blockchain will record transactions in the Stacks tokens as part of the Regulation A offering, and both the Bitcoin blockchain and the Stacks blockchain will record network operations, as discussed above under our analysis of the applicability of transfer agent regulation, neither blockchain is a “person” who could register as a clearing agency, and it is not feasible for registration to occur in this context.

In addition, as also noted above, because there is no one entity responsible for the Bitcoin blockchain, it is not feasible for the Bitcoin blockchain to register or, if it did, for any particular person to be responsible for compliance.  Although it is possible to view Blockstack, as the sponsor of the Stacks blockchain, as responsible for registration of the Stacks blockchain, given that it operates in a decentralized manner, Blockstack could not control or impose regulation.  All related functions operate automatically on the blockchain and not in a way that is monitored or controlled by any central entity, including Blockstack.  Transactions will occur between network participants without Blockstack as intermediary; core nodes will be run by both Blockstack and other third parties; and miners will confirm and record operations.

Also as noted above with respect to transfer agent registration, it is not feasible for Blockstack to monitor the Bitcoin blockchain or the Stacks blockchain for compliance with applicable regulations.(13)  For example, Blockstack could not, in any reasonably practical way, ensure the Bitcoin blockchain or the Stacks blockchain establishes, implements, maintains and enforces written policies and procedures designed to, among other things, measure credit exposures or financial resources, as Blockstack does not and will not control or operate either the Bitcoin blockchain or the Stacks blockchain.

(13) See, e.g., Rule 17Ad-2(b)(1)-(4) (describing policies and procedures required of a clearing agency related to, among other things, daily monitoring of credit exposure, annual model validation, financial audits, and governance standards).

Finally, in general, the regulations applicable to clearing agencies should not be relevant to transactions in Stacks tokens. For example, Blockstack’s financial resources would not be relevant to any clearing-like functions of the Bitcoin or Stacks blockchain, and it is unclear whose financial resources would be relevant.  Similarly, neither Blockstack, the miners, nor any blockchain takes on any guarantees related to, or stands as counterparty in, any Blockstack network transactions, which is a key component of clearing that the regulations address.  Transactions on the network occur on an individual basis and do not involve the type of netting-out activity that is generally governed by regulation of clearing agencies.(14)

Again, while not legally determinative, we believe the Commission and the Staff would find it important that Blockstack and the miners could not perform crucial obligations under the clearing agency rules and that the application of the clearing agency rules to Blockstack and the miners would not provide significant investor protections.  Among other things, we believe that the Commission and the Staff likely would consider these issues as supporting our conclusion that Blockstack and the miners are in fact not acting as clearing agencies and should have no clearing agency registration obligations.  As also noted above, to the extent that Blockstack and the miners are viewed as acting in the capacity of a clearing agency, so would other issuers, miners and potentially other actors broadly throughout blockchains.  In other words, the issues described here are not limited to operations on the Blockstack network and would lead to the applicability of clearing agency regulation throughout existing blockchain systems.

For the reasons provided above, it is reasonable to conclude that Blockstack and the miners are not required to register as clearing agencies.

3.              Neither the Blockstack network nor browser extension are required to register as an exchange or ATS

Exchanges and ATSs are generally networks that constitute, maintain, or provide a marketplace or facilities for bringing together the orders of multiple purchasers and multiple sellers of securities.(15)  A system “brings together” orders if it displays trading interests entered on the system to users (e.g., through consolidated quote screens) or receives orders for processing and execution.(16)  An exchange or ATS must bring together orders of multiple buyers and multiple sellers—this does not include, for example, systems that have only one seller for each security (e.g., the issuer), even if there are multiple buyers.(17) An “order” is defined as “any firm indication of a willingness to buy or sell a security.”(18)

(14) As with transfer agent rules, to the extent that there are concerns implicating clearing agency rules or concepts, we believe those should be imposed in connection with the SEC’s approval of exchanges or ATSs, not in connection with offerings by issuers of tokens, because these concerns primarily implicate trading, which is appropriately regulated under the Exchange Act, rather than issuances of securities, which are appropriate regulated under the Securities Act.

(15) Exchange Act Section 3(a)(1); Exchange Act Rule 3b-16.

(16) SEC, Regulation of Exchanges and Alternative Trading Systems, 63 Fed. Reg 245, 70844, 70849 (Dec. 22, 1998) (“Rule 3b-16 Adopting Release”).

(17) Rule 3b-16 Adopting Release, 63 Fed. Reg. at 70849.

(18) Exchange Act Rule 3b-16(c).

As discussed in more detail below, neither the Blockstack network nor the browser extension should be required to register as an exchange or ATS, because neither the Blockstack network nor the browser extension is a “marketplace” for securities in light of the guidance above, due to the fact that neither “brings together” orders of “multiple purchasers and multiple sellers” of securities, and payments for services do not involve “orders” of securities.

First, although the network and the browser extension will allow for the transfer of Stacks tokens, neither is a “marketplace” for securities.  Neither the Blockstack network nor the browser extension “brings together” anyone by sorting or organizing orders in a consolidated way or receiving orders for processing and execution.  Neither engages in any “matching” of “buyers” or “sellers” of Stacks tokens.  Instead, information about each proposed transaction involving Stacks tokens on the Blockstack network will be posted on an individual basis by developers of decentralized applications or, for in-app transactions, by other users.  Primary sales of the Stacks tokens will occur on a separate website with Blockstack as the only seller.  For secondary sales, Blockstack will only list Stacks tokens on exchanges outside the network and the browser extension and will not otherwise be involved in the transactions at all.  Like any other security, Stacks tokens may also be traded through direct peer-to-peer buying and selling activities not directly facilitated by Blockstack.  In this type of case, the Blockstack network records a transfer, and the browser extension is used to interact with the Blockstack network, but neither brings together the parties.

In addition, neither the Blockstack network nor the browser extension brings together “multiple purchasers and multiple sellers” of Stacks tokens.  Payments in Stacks tokens that are made to developers of decentralized applications or through in-app purchases are individually transacted by users with one particular developer or selling owner of a digital asset.  Blockstack will be the only “seller” of Stacks tokens when it distributes them in primary distributions as rewards for developing high-quality decentralized applications or for other activities.   Blockstack will also be the only seller of Stacks tokens in its proposed primary sales of Stacks tokens under Regulation A, which will, again, occur on a website outside the Blockstack network and the browser extension.  Again, Blockstack will have no role in secondary sales that occur off platform at all, except by listing the Stacks tokens.

Finally, payments on the Blockstack network and the browser extension for services do not involve “orders” of securities, because they are not, at heart, primarily “purchases” or “sales” of securities.  Instead, these payments are commercial sales of access to decentralized applications or of items bought through in-app purchases.  That is, the decentralized application developer or in-app seller is not truly a purchaser of Stacks tokens making an order for securities—it is a seller of a commercial product or service.  The buyer of the product or service is not truly a seller of securities—it is a commercial buyer of a decentralized application or digital asset.  It is, in truth, of no consequence to the parties to the transaction that the payment is made in Stacks tokens and therefore in securities.  It is only of consequence that the buyer is purchasing goods or services it wants to purchase, and the seller is selling those goods and services.  In essence, holders of the Stacks tokens would not be “selling” them to application developers in order to profit from their investment.  Instead, they would be using the Stacks tokens as a form of currency in a commercial transaction with the primary intent of receiving the applicable good or service.  Thus, even though Blockstack is treating the Stacks tokens as securities, when the Stacks tokens are used to purchase goods or services, the transaction is fundamentally not, in the eyes of the buyer and seller, an “order” of “securities,” but a commercial transaction in consumer goods or services.

This crucial difference between commercial transactions in the Stacks tokens and transactions in securities also means that treating the network or the browser extension as an exchange or ATS would not further the policy goals behind exchange or ATS registration and regulation.  For example, requirements related to (among other things) advertising and marketing, maintaining minimum net capital, developing and enforcing listing requirements, and others would not provide any meaningful protections to investors, who are simply trying to buy a product.  That is, there is no more reason to impose exchange or ATS regulation on these transactions than there would be to impose exchange or ATS regulation on purchases on amazon.com, ebay.com, or similar marketplaces.

For the reasons discussed above, it is reasonable to conclude that neither the Blockstack network nor the browser extension is required to register as an exchange or ATS.

4.              No Blockstack entity is a money transmitter or money services business

Regulations adopted under the Bank Secrecy Act (“BSA”) by the Financial Crimes Enforcement Network (“FinCEN”) define a “money services business” as a person doing business in one or more of the following capacities: as a dealer in foreign exchange, provider of prepaid access, seller of prepaid access, issuer or seller of traveler’s checks or money orders, check casher, the U.S. Postal Service, or money transmitter.(19)  Anyone who meets the definition of a money services business must register as such and is subject to anti-money laundering (“AML”) obligations and other requirements.

In a 2013 release addressing when virtual currency activities trigger regulation as a money services business, business (the “2013 Virtual Currency Release”), FinCEN indicated that although certain definitions of a “money services business” (specifically, dealers in foreign exchange and providers and sellers of prepaid access) do not extend to persons engaged in activities involving virtual currency, an issuer can meet the definition of a “money transmitter” based on activities related to virtual currency.(20)  Rule 1010.100(ff)(5)(i) under the BSA defines a “money transmitter” as a person that provides money transmission services or any other person engaged in the transfer of funds.  The term “money transmission services” means “the acceptance of currency, funds, or other value that substitutes for currency from one person and the transmission of currency, funds, or other value that substitutes for currency to another location or person by any means” (emphasis in statute).  Rule 1010.100(ff)(5)(ii) states that whether a person is a money transmitter is generally a matter of facts and circumstances.(21)

Rule 1010.100(ff)(5)(ii)(F) explicitly states that a person does not become a money transmitter by accepting and transmitting funds only integral to the sale of its own goods or the provision of its own services, other than money transmission services (the “end user exemption”).  In the adopting release for an amendment to this rule that incorporated the “end user” exemption, FinCEN noted that “persons that sell goods or provide services other than money transmission services, and only transmit funds as an integral part of that sale of goods or provision of services, are not money transmitters. For example,

(19) Bank Secrecy Act Rule 1010.100(ff).

(20) FIN-2013-G001, Application of FinCEN’s Regulations to Persons Administering, Exchanging, or Using Virtual Currencies at 3-6 (March 18, 2013).

(21) Rule 1010.00(ff)(5)(ii).

brokering the sale of securities, commodity contracts, or similar instruments is not money transmission notwithstanding the fact that the person brokering the sale may move funds back and forth between the buyer and seller to effect the transaction,” because a person “who is accepting and transmitting the funds is offering a service other than money transmission services which could not be provided without transmitting funds.”(22)

As discussed in more detail below, based on the guidance above, it is reasonable to conclude that no Blockstack entity is a money services business, because the only definition of a money services business that Blockstack could possibly be is a money transmitter, and by distributing the Stacks tokens, Blockstack is not accepting currency or funds and transmitting currency from one location or person or funds to another location or person, or otherwise transferring funds.  In addition, although there is limited guidance on this matter, we do not believe that transactions in digital assets that are treated as securities transactions would or should cause the issuer of those digital assets to be regulated as a money transmitter.

First, Blockstack does not meet any of the definitions of a money services business in Rule 1010.100(ff).  As noted above, the definition of a money services business encompasses persons doing business as dealers in foreign exchange, providers of prepaid access, sellers of prepaid access, issuers and sellers of traveler’s checks or money orders, check cashers, the U.S. Postal Service, and money transmitters.  FinCEN has stated that persons engaged in activities involving virtual currency are not dealers in foreign exchange or providers or sellers of prepaid access.  Therefore, Blockstack does not meet either of these two definitions of a money services business.  In addition, Blockstack does not issue or sell traveler’s checks or money orders and is not the U.S. Postal Service.  Blockstack is also not a check casher, because Blockstack does not, consistent with the definition of a check casher in BSA Rule 1010.100(ff)(3), accept checks in return for currency or currency and other monetary instruments — in fact, Blockstack does not accept checks at all, except in the course of normal business operations.  Therefore, none of these definitions are relevant to Blockstack’s business.

Blockstack’s sale and distribution of the Stacks tokens also does not involve money transmission for purposes of Rule 1010.100(ff)(5).  As noted above, a money transmitter is a person either (a) engaged in the acceptance of currency, funds, or other value that substitutes for currency from one person and the transmission of currency, funds, or other value that substitutes for currency to another location or person by any means, or (b) engaged in the transfer of funds.  The first definition, at its core, describes a relationship in which the money transmitter is an intermediary between the original sender of currency or other asset and the ultimate recipient of the currency or other asset.  It does not contemplate movement of funds where funds are sent to one party, and another form of funds is sent directly back to the original sender.  In essence, money transmission covers a scenario in which a company like Western Union transmits funds from one party to another on their behalf.

Based on this definition, it is reasonable to conclude that Blockstack is not a money transmitter.  First, in many cases, Blockstack will distribute the Stacks tokens for free or for non-monetary consideration — it will receive no funds at all from the recipients of the Stacks tokens.  In those cases, Blockstack is not accepting any form of currency and fails the first prong of the first definition of a

(22) FinCEN, Bank Secrecy Act Regulations; Definitions and Other Regulations Relating to Money Services Businesses, 76 Fed. Reg. 43585, 43594 (July 21, 2011).

money transmitter, which requires a person to accept currency, funds, or other value that substitutes for currency.  When Blockstack sells Stacks tokens, Blockstack will accept currency (fiat or virtual) from purchasers, but it will then send the Stacks tokens to the same people who have sent the funds — not to “another location or person.”  Thus, Blockstack is accepting and transmitting currency from and to the same individuals.  In this case, Blockstack fails the second prong of the first definition of a money transmitter, which requires a person to engage in the transmission of currency, funds, or other value that substitutes for currency to another location or person.  In neither case does Blockstack act, as Western Union does, as the intermediary between the sender of currency and some other party receiving currency from Blockstack.

It is possible to argue that Blockstack meets the second definition of a money transmitter, namely that it is simply engaged in the transfer of funds.  However, once again we believe this definition contemplates money flows where the money transmitter is an intermediary in that transfer.  It does not contemplate a situation in which person A (a purchaser) submits funds to person B (Blockstack), or vice versa.  If so, any situation in which a person sends (i.e., transfers) money to another — for example, when a consumer sends funds to amazon to buy a book — could raise money transmission issues for the sending and receiving parties.  Instead, it is the bank, PayPal, or other financial intermediary that facilitates the transfer of funds that is subject to regulation.

Further, as noted above, a person does not become a money transmitter by accepting and transmitting funds integral to the sale of its own goods or the provision of its own services, other than money transmission services.  Although Blockstack does not need to rely on this end user exemption (because, as noted above, it does not meet the definition of a money transmitter in the first place), the end user exemption and related guidance point to the general notion that a person that is providing a service other than money transmission is not the target of regulation as a money transmitter, even if that person otherwise may, facially, meet the definition of a money transmitter.  Assuming Blockstack did meet that definition (which, again, it does not), Blockstack’s sale of the Stacks tokens is a sale of its own goods.  Blockstack has developed the Stacks tokens as a product that is usable on the Blockstack network.  It is selling the Stacks tokens either for cash or in exchange for activities provided in support for development of the network.  As a result, Blockstack is only accepting funds or currency to facilitate the sale of its goods.  This sale could not be executed without Blockstack accepting funds and sending the Stacks tokens somehow.(23)

(23) We recognize that in the 2013 Virtual Currency Release, FinCEN stated that certain participants in virtual currency arrangements may be money transmitters if they are “exchangers” or “administrators.”(23)  An “exchanger” is a person engaged as a business in the exchange of virtual currency for real currency, funds, or other virtual currencies.  An “administrator” is a person engaged as a business in “issuing (putting into circulation) a virtual currency, and who has the authority to redeem (to withdraw from circulation) such virtual currency.”  2013 Virtual Currency Release at 5-6.  We do not believe the 2013 Virtual Currency Release has any additional bearing on our analysis of whether Blockstack is a money transmitter, because the analysis in the Virtual Currency Release is predicated on an entity being a money transmitter in the first place.  Further, as noted above, FinCEN’s regulations provide that whether a person is a money transmitter is a matter of facts and circumstances.  We do not believe that circumstances that involve a token issuer selling its own tokens as securities are the circumstances that would lead to a determination that the issuer is a money transmitter.  In addition, we note that although FinCEN is focused on cryptocurrency and related money transmission issues, it does not appear to be taking any regulatory action related to companies that are solely involved in issuing and selling their tokens.

For the reasons provided above, it is reasonable to conclude that Blockstack does not meet the definition of a money transmitter.(24)

In addition, and as noted above, although there is limited guidance on this matter, we do not believe that issuances and sales of digital assets that are treated as securities transactions should cause the issuer of those digital assets to be regulated as a money transmitter.  There is precedent for FinCEN excluding from regulation other transactions that are regulated under other federal regimes.(25)  This guidance suggests that when a person is otherwise regulated, FinCEN will assess that fact as part of the facts and circumstances test it applies to determining money transmitter status, and generally sees less need for money transmission regulations to apply.

We believe that in the case of digital assets that are being offered as securities, transactions in those digital assets should be regulated under the securities laws, not the money transmission laws.  This is particularly true when, as here, the company is engaged in a qualification under Regulation A (or full registration under the Securities Act), which involves significant scrutiny from the Commission.  We also note that Blockstack will, as part of the Regulation A process, engage in anti-money laundering activities, one of the main components of regulation as a money transmitter.  As a result, we believe that under the facts and circumstances test used by FinCEN for determining whether a particular entity is operating a

We also acknowledge that a letter from FinCEN’s Assistant Secretary for Legislative Affairs Drew Maloney to Senator Ron Wyden, U.S. Senate Select Committee on Intelligence (member), dated February 13, 2018 (the “Maloney Letter”) suggested that a “developer” of a convertible virtual currency that sells coins or tokens in an “initial coin offering” in exchange for another type of value that substitutes for currency may be a money transmitter under the BSA.  We understand this letter to say that issuers may be money transmitters based on the same guidance we discuss above.  Thus, we do not believe that the Maloney Letter affects our conclusions as to whether an issuer of tokens that sells those tokens is required to register as a money transmitter.

(24)  We acknowledge that many states require licensing of “money transmitters.” Most states have adopted a definition of “money transmitter” that is substantially similar to the federal definition.  As a result, it is reasonable to conclude if Blockstack and its affiliates do not meet the federal definition of a money transmitter, they are unlikely to be a money transmitters under state law.  See, e.g., California Financial Code, Division 1.2, 2003(q) (defining money transmission to include “selling or issuing payment instruments, selling or issuing stored value, [or] receiving money for transmission”); Illinois Financial Regulation, 205 ILCS 657/10 (requiring registration of a person “in the business of selling or issuing payment instrument, transmitting money, or exchanging, for compensation, payment instruments or money of the U.S. government”).

(25) For example, BSA Rule 1010.100(ff)(5)(ii)(C) excludes from the definition of a money transmitter a person that only operates a clearance and settlement system or otherwise acts as an intermediary solely between BSA regulated institutions, including (among others) certain registered clearing agencies regulated by the SEC, derivatives clearing organizations, or other clearinghouse arrangements established by a financial agency or institution.  Similarly, a broker or dealer in real currency or other commodities that accepts and transmits funds solely for the purpose of effecting a bona fide purchase or sale of the real currency or other commodities for or with a customer is not acting as a money transmitter.  Application of the Definition of Money Transmitter to Brokers and Dealers in Currency and other Commodities, FIN-2008-G008, at 2 (Sept. 10, 2008).  This guidance was in part based on a former exemption stating that the acceptance and transmission of funds as an integral part of the execution and settlement of a transaction other than the funds transmission or transfer (for example, a bona fide sale of securities or other property) will not cause a person to be a money transmitter for purposes of the BSA.  Former BSA Rule 103.11(uu)(5)(ii).  We believe, however, that it is still relevant guidance, part because it has been cited in guidance subsequent to the amendments that changed the relevant exemption, including in the 2013 Virtual Currency Release.

money transmission business, a significant factor in this case for Blockstack not being deemed to be a money transmitter is its compliance with the federal securities laws and its significant regulation and supervision by the Commission.

5.              You are eligible to conduct this 1-A offering without engaging the services of a registered transfer agent

Rule 257(b) of Regulation A sets out the periodic and other reporting requirements applicable to an issuer, such as Blockstack, that will qualify an offering under Tier 2 of Regulation A.  Neither Rule 257(b), nor any of the other rules under Regulation A, requires an issuer such as Blockstack to use a registered transfer agent in connection with the Regulation A offering.  As a result, by its terms, Regulation A does not require Blockstack to engage the services of a registered transfer agent.

Nonetheless, Section 12(g) of the Exchange Act, and the rules under that Section, might require Blockstack to use a transfer agent to continue to rely on the reporting regime set forth in Rule 257(b), if the Stack Tokens were deemed to be equity securities.  Specifically, Section 12(g) of the Exchange Act requires an issuer with at least $10 million in assets to register under the Exchange Act any class of “equity security” that is held by record of 2,000 persons, or by 500 persons who are not accredited investors.  Issuers that have registered a class of equity securities under Section 12(g) are subject to, among other things, the periodic and other reporting requirements set forth in Section 13 of the Exchange Act and the rules thereunder.

Rule 12g5-1(a)(7)(iii) under the Exchange Act provides, in relevant part, that in a Tier 2 offering pursuant to Regulation A, the definition of “held for record” does not include issuers that, among other requirements, have “engaged a transfer agent registered pursuant to Section 17A(c) of the Act to perform the function of  a transfer agent with respect to such securities.”  As a result, if the Stacks tokens were equity securities, and if the Stacks tokens would be held of record by 500 or more non-accredited persons or by 2,000 or more total persons, Blockstack would be required to engage a registered transfer agent in order to continue to use the reporting regime set forth in Rule 257(b) of Regulation D instead of the reporting regime set forth in Section 13 of the Exchange Act.

It is reasonable to take the position that the Stacks tokens are not equity securities, and that the provisions of Section 12(g) and Rule 12g5-1(a)(7)(iii) are not applicable to Blockstack.  Section 3(a)(11) of the Exchange Act defines the term “equity security’ to mean, in relevant part, “any stock or similar security.”  Rule 3a11-1 under the Exchange Act contains a somewhat broader definition of “equity security,” including in pertinent part “any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust . . . .”

The Stacks tokens are not any of these instruments.  More generally, the Stacks tokens do not have any of the typical indicia of an equity security: a holder has no rights to dividends or other income or distributions from Blockstack; a holder has no voting rights or other governance rights with respect to Blockstack; and a holder has no rights, upon liquidation or dissolution of Blockstack, to any portion of its assets.

In addition, the list of instruments in Rule 3a11-1 generally are based on instruments described in the definition of security in Section 3(a)(10) of the Exchange Act.  Notably, Rule 3a11-1 does not include in its definition of an equity security an “investment contract.” The term investment contract is, of course, listed in the definition of “security” in Section 3(a)(10), and its absence from the list of instruments in Rule 3a11-1 strongly suggests that investment contracts generally are not securities.  The Stacks tokens are securities because they are investment contracts, and therefore the Stacks tokens do not appear to be equity securities.

Because the Stacks tokens reasonably are not equity securities, there is no need for Blockstack to engage a registered transfer agent for the 1-A offering, and Blockstack should still be able to use the reporting regime set forth in Rule 257(b).

6.              Transactions of Stacks tokens to pay fees on the Blockstack network do not violate Regulation M

Regulation M under the Exchange Act generally prohibits issuers from buying and selling their securities at the same time, in order to prevent potential price manipulation that could result from those activities.(26)

Users of the Blockstack network must “burn” Stacks tokens as a cost mechanism to register their digital assets.  Because Blockstack may be selling Stacks tokens at the same time that users of the network burn them, Blockstack may be viewed as receiving Stacks tokens at the same time that it is selling them under Regulation A.  However, the “burning” of Stacks tokens is not, under any reasonable definition, a transfer of securities to Blockstack, because the person burning Stacks tokens sends them to a “blackhole” address with independently verifiable mathematical proof that no one, including Blockstack, can access.  In other words, after the “burning” process, the Stacks tokens disappear and are not held by Blockstack or anyone else.  Blockstack, the company, does not receive Stacks tokens for network operations (or anything else).  As a result, we do not think Regulation M applies to transactions in Stacks tokens to burn Stacks tokens on the network.

7.              You do not meet the definition of “investment company” under the Investment Company Act of 1940 because the Tokens will be “non-securities” in your hands

Under Section 3(a)(1)(C) of the Investment Company Act, a company is an “investment company” if, among other things, more than 40% of the value of its total assets (other than cash and government securities) is held in “investment securities.”(27)  Section 3(a)(2) of the Investment Company

(26) See Anti-Manipulation Rules Concerning Securities Offerings, Securities Act Release No. 33-7375; Exchange Act Release No. 34-38067, at 1 (Dec. 20, 1996) (“Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering.”).

(27) Our analysis in this section focuses on Section 3(a)(1)(C) of the Investment Company Act, but our conclusions and analyses should also apply generally to an analysis under Rule 3a-1 under the Investment Company Act.

For purposes of this analysis, we are not addressing whether Blockstack or Token LLC, under Section 3(a)(1)(A) of the Investment Company Act, is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; under Section 3(a)(1)(B) of the Investment Company Act, is engaged in the business of issuing face-amount certificates of the installment type; or for purposes of the other requirements of Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities.  We understand that Token LLC (and Blockstack generally) does not meet the terms of any of these tests.

Act defines an “investment security” as any security except U.S. government securities, securities issued by a majority-owned subsidiary that is not (among other things) an investment company itself, and securities issued by certain funds established for the benefit of employees of the issuer.

Token LLC may at various times hold significant portions of the total value of its assets in the Stacks tokens.  As a result, based on Section 3(a)(2) and Section 3(a)(1)(C) of the Investment Company Act, if the Stacks tokens are treated as securities in Token LLC’s hands, Token LLC could be deemed an investment company.(28)

It is reasonable to conclude, however, that Token LLC does not meet the definition of an investment company, despite its holdings in Stacks tokens, because (1) the Stacks tokens held by Token LLC are non-securities for purposes of the Investment Company Act, and (2) even if Stacks tokens were deemed to be securities when held by Token LLC, the Stacks tokens held by Token LLC should not be treated as “investment securities” for purposes of Section 3(a)(1)(C) of the Investment Company Act.

a.              The Stacks tokens are not securities in Token LLC’s hands

First, it is reasonable to conclude that the Stacks token held by Token LLC are not securities for purposes of Section 3(a)(1)(C) of the Investment Company Act.

Under Section 2(a)(36) of the Investment Company Act, the term “security” is defined through a list of instruments that includes, among other things, “investment contracts.”  Although Section 2(a)(36) does not list the terms “tokens” or “coins” or any similar term as a security, the term “investment contract” has been used by the federal courts and the SEC as a catchall for other types of security interests not explicitly encompassed by the list in the Investment Company Act (and the other major federal securities laws).(29)  Guidance from the SEC and its Staff related to tokens indicates that to the extent the SEC and its Staff view tokens as securities, it is primarily based on an analysis of the tokens as investment contracts under the test developed by the Supreme Court in SEC v. Howey.(30)

(28) If Token LLC is an investment company, it could also cause Blockstack PBC, as Token LLC’s parent, to become an investment company, if its interests in Token LLC were to comprise more than 40% of the value of Blockstack PBC’s total assets.

(29) See, e.g., Landreth Timber Co. v. Landreth, 471 U.S. 681, 686 (1985) (“As we have observed in the past, this definition [of ‘security’] is quite broad, and includes both instruments whose names along carry well-settled meaning, as well as instruments of ‘more variable character [that] were necessarily designated by more descriptive terms,’ such as ‘investment contract’”) (citations omitted) (quoting SEC v. C.M. Joiner Leasing Corp., 320 U.S. 344, 251 (1943)). Although the lists included in the definitions of “security” in each of the federal securities laws differ slightly, those differences are not meaningful to our analysis.

(30) 28 U.S. 293 (1946). Examples of the SEC and the Staff’s analysis are provided in several releases, including, among others, the following:  SEC, Report of Investigation Pursuant to Section 21(a) of the Securities Exchange Act of 1934: The DAO, Rel. No. 81207 (July 25, 2017) (“DAO Report”) (finding that tokens issued by the DAO were securities under Howey); SEC, Order against Munchee, Inc., Instituting Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 (Dec. 11, 2017) (“Munchee Order”) (stating that under Howey, tokens issued by a company were securities under Howey); SEC Chairman Jay Clayton, Statement on Cryptocurrencies and Initial Coin Offerings, https://www.sec.gov/news/public-statement/statement-clayton-2017-12-11 (Dec. 11, 2017) (stating that many tokens are securities subject to securities law regulation).

Under Howey, a financial interest is an “investment contract” if it involves (1) an investment of money, (2) in a common enterprise, (3) with the expectation of profits (4) to be derived primarily from the efforts of others.(31)  In Howey, investors bought parcels of a citrus grove from a company engaged in cultivating and developing the groves and marketing the resulting crops.  Investors were offered both a land sales contract and an accompanying service contract and were told that the investment was not feasible without some arrangement for services to the parcel.  Eighty-five percent of the land contracts sold were purchased along with the service contract.  The grove was cultivated as one plot of land, and the service contract returned a leasehold interest to the promoter with full and complete possession of the parcel.  Investors had no right of entry to market a crop, so that there would be no right to specific fruit from the investor’s parcel.(32)

The fourth prong of the Howey test is the most relevant for purposes of our analysis.  Under this prong, the Supreme Court found that the interests purchased in Howey were investment contracts because investors lived far from the citrus grove and would not be involved in cultivation or management of their parcels, and as a result they would rely solely on the promoter/manager’s expertise and equipment for cultivation, harvesting, and marketing.  Therefore, investors relied solely on the promoter/manager’s efforts for any profits from the investment.(33)

Similarly, the Fifth Circuit Court of Appeals found in Long v. Schultz Cattle(34) that interests in cattle sold to investors seeking tax write-offs as farmers involved investment contracts.(35)  This was in part because investors were reliant on the manager of the program, who, based on a consulting contract, provided advice regarding the purchase, feeding and sale of the investors’ cattle and took care of implementing the feeding and care of the cattle.(36)  Investors were not directly involved in that feeding or care.

Consistent with Howey and Schultz Cattle, a key part of the SEC’s analysis of why tokens generally are securities is because the holders of the tokens generally rely on the significant efforts of the issuer of those tokens (e.g., marketing the tokens and developing the platform that those tokens will be used on), which will (investors hope) lead to a profit in the form of an increased value of the tokens.  In an investigative report on a token issuer called the DAO, the SEC addressed tokens that would provide returns based on the success of various projects funded by the applicable platform.  The SEC argued that under Howey, investors in tokens were dependent on the efforts of others, including the sponsors of the

(31) Howey, 328 U.S. at 298.

(32) Howey. 28 U.S. at 294-96.

(33) Howey, 328 U.S. at 294, 299-300.  Despite the “solely” language in Howey, subsequent case law has indicated that the appropriate analysis is whether investors “primarily” rely on the promoter.  As the Ninth Circuit Court of Appeals has stated, the test is whether the “efforts made by those other than the investors are the undeniably significant ones, those essential managerial efforts which affect the failure or success of the enterprise.”  SEC v. Glenn W. Turner Enterprises, 474 F.2d 476, 482 (1973).

(34) 881 F.2d 129 (5th Cir. 1974),

(35) Schultz Cattle, 881 F.2d at 140-41.

(36) Schultz Cattle, 881 F.2d at 133-34.

platform and the individuals charged with choosing projects that would be funded, despite the ability of token holders to vote on those projects.(37)  Similarly, in a cease-and-desist order to a company, Munchee, that sold tokens that would be developed to have functionality in a restaurant-related application, the SEC again argued that the tokens were securities under Howey, in part because purchasers were dependent on the company issuing them to develop and promote the application and its network of users.  The SEC stated that investors “would reasonably have had the expectation that Munchee and its agents would expend significant efforts to develop an application and ‘ecosystem’ that would increase the value of” the tokens.(38)

Token LLC, however, relies principally on its own efforts (and the efforts of the other Blockstack affiliates(39)), and not on the efforts of others, for any increase in value of Stacks tokens it holds.  As a result, it is reasonable to conclude that, under Howey, the Stacks tokens are not securities in the hands of Token LLC.  Just like many other token issuers that have a substantial holding of their own tokens in reserve and not initially released because they have incorporated predetermined algorithms for releasing their tokens, Token LLC will hold a number of its own Stacks tokens to sell or distribute over time.  Token LLC will not hold these Stacks tokens to benefit from potential appreciation of the Stacks tokens or otherwise to “profit” from them — that is, it will have no “expectation of profit” under the Howey test.  Instead, Token LLC will hold the Stacks tokens as part of Blockstack’s approach to developing and supporting the Blockstack network and its operations.  Blockstack has, on its own, developed the Stacks tokens, the network on which the Stacks tokens will be used, and Blockstack’s approach to how it will release the Stacks tokens over time.  As a result, as a part of the Blockstack enterprise, Token LLC (and Blockstack generally) does not rely significantly on the efforts of anyone else for any profit it might receive from its own Stacks tokens when it does release them.  In addition, Token LLC and Blockstack will be generally responsible for pursuing efforts to increase the value of the Blockstack network and the Stacks tokens, including through activities related to their design, marketing, and market saturation. As a result, Token LLC (and Blockstack generally) relies primarily on its own efforts for the success or failure of Stacks tokens and the network that will utilize them.

Stated differently, when Token LLC holds the Stacks tokens, Token LLC and Blockstack generally are more similar to the manager of the orange groves than the investors in Howey.  The manager in Howey was responsible for cultivating the land, marketing the oranges and providing other services—the manager was, in essence, a farmer.  The farmer who holds land as a leasehold interest, cultivates the land under a management contract, and profits from her efforts should not be deemed to hold interests in an investment contract or require protection for his or her activities under the federal securities laws, even though investors who own the land and are counterparties to the management contract would and do require protection.  Similarly, the manager in Schultz Cattle that was responsible for advising investors on the treatment of their cattle and for caring for their cattle would not hold a security based on its consulting contract with investors, even though investors themselves did.

(37) DAO Report at 12–14.

(38) Munchee Order at 6.

(39) We believe it is reasonable for purposes of this analysis to treat Token LLC’s affiliates as not being “others.”  That is, although Blockstack PBC has and will play a significant role in developing the network and thus the value of the Stacks tokens, we do not believe there is any meaningful distinction between Blockstack PBC and Token LLC for these purposes.

In the same fashion, even though Token LLC may sell Stacks tokens for cash, which could be viewed as a form of “profit,” because Blockstack is responsible for the activities on which the value of Stacks tokens is based, a Stacks token held by Token LLC should not constitute an investment contract.  Like the orange grove manager in Howey and the cattle manager in Schultz Cattle, Token LLC may sell Stacks tokens and exert efforts with respect to Stacks tokens that may (or may not) increase the value of Stacks tokens, but Stacks tokens are not investment contracts when held by Token LLC and, thus, are not securities.(40)

Finally, when Stacks tokens are sold to third parties, those third parties receive separate Stacks tokens (i.e., authorized and issued Stacks tokens) from those owned by Token LLC (i.e., authorized but unissued Stacks tokens).  This means that Token LLC and Blockstack generally are more like the farmer or cattle rancher who cultivated certain portions of land or livestock for other owners and other portions for herself.  In each case, the farmer, cattle rancher or Blockstack is primarily responsible for whether the enterprise succeeds or fails, and not primarily dependent on the efforts of anyone else.  Unlike the tokens held by investors in the DAO and Munchee, where investors relied on the efforts of the founders of the issuing companies and others involved in operating the platforms they sponsored, Blockstack relies on its own efforts (including its principals, founders and employees that act on its behalf) and not on any third party.

For the reasons described above, it is reasonable to conclude that when Token LLC holds the Stacks tokens, it does not hold securities and thus investment securities for purposes of Section 3(a)(1)(C) of the Investment Company Act.  As a result, Token LLC should not meet the definition of an “investment company” under the 40% Test based on its holdings in Stacks tokens.

b.              Stacks tokens held by Token LLC are not “investment securities”

Even if Stacks tokens held by Token LLC could be viewed as securities, it is reasonable to conclude they are not “investment securities” within the meaning of Section 3(a)(2) of the Investment Company Act.(41)

First, generally a company does not treat authorized but unissued stock (e.g., treasury stock) as an investment security.  Stacks tokens can be viewed as a type of authorized but unissued security that also should not be treated as an investment security under the Investment Company Act.

(40) Similarly, in Williamson v. Tucker, 645 F.2d 404 (5th Cir. 1981), the Fifth Circuit Court of Appeals found that a general partnership interest in a limited partnership is not a security under the fourth prong of the Howey test, because the general partner relies on its own efforts, rather than the efforts of others, for an increase in the value of or any other returns based on its general partnership interest.

(41) Although there is little precedent discussing when a “security” might not be an “investment security,” in SEC v. Fifth Avenue Coach Lines, 435 F.2d 510, 515—16 (2d Cir. 1970), the Second Circuit Court of Appeals suggested that the drafters of the Investment Company Act sought to distinguish between companies that simply own securities in other corporations and those in the business of investing in other companies.  The court also suggested that the distinction between the two types of companies is a fact-based determination.   See also Statement of David Schenker, Hearings on S. 3580 Held Before the Senate Banking and Currency Committee, April 2—5, 8—10, 1940, at 177 (statement by drafter of the Investment Company Act that “investment securities” do not include securities in majority-owned operating subsidiaries because the 40% Test is not meant to encapsulate companies that operate through holding company structures and therefore hold securities in their operating subsidiaries).

We recognize that the analogy to treasury stock is not completely on point, largely because Stacks tokens arguably provide the holder with an economic interest tied to the financial success of a different enterprise — the Blockstack network — rather than an economic interest in Token LLC itself.  In contrast, treasury stock gives the issuer an interest only in itself.  However, on close examination, the interest represented by the tokens is not substantially different from the interest an issuer has in its own treasury stock.  In each case, investors in the issuer can view the unissued equity or tokens as instruments that can be used in the future to raise additional capital.  In each case, the amount at which those instruments can be sold will depend largely on the business success of the issuer.  In no case do the investors in the issuer reasonably expect that the issuer holds the unissued equity or tokens as a passive investment.  As a result, it is reasonable for Blockstack to take the position that unissued Stacks tokens held by Token LLC are a form of treasury security that should not be treated as an investment security under the Investment Company Act.

In addition, and as discussed in more detail above, even if Stacks tokens are securities in the hands of Token LLC, they also have important non-securities characteristics.  Token LLC generally holds Stacks tokens with the intention of eventually selling or distributing those Stacks tokens to facilitate the commercial operation of the Blockstack network, and the Stacks tokens were designed first and foremost to facilitate those commercial operations, including mining and sales of goods and services.  The important commercial attributes of Stacks tokens, and the fact that Token LLC generally expects to sell or otherwise distribute all or a significant portion of Stacks tokens held by it to commercially support the Blockstack network, further supports the conclusion that Stacks tokens, in the hands of Token LLC, are not securities held for investment purposes, and that Stacks tokens held by Token LLC should, therefore, not be deemed investment securities.

Second, consider that Token LLC is a majority-owned subsidiary of Blockstack PBC, its parent.  Under Section 3(a)(2) of the Investment Company Act, any security issued by a majority-owned subsidiary of a parent company is not an investment security in the hands of that parent company, as long as the subsidiary is also not an investment company.  Therefore, tokens held by a parent company that were issued by a majority-owned token issuer should not be investment securities for the parent company.  As a result, Token LLC could presumably transfer all authorized but unissued tokens to Blockstack PBC and have them treated as non-investment securities because they are securities issued by a majority-owned subsidiary.  There is no obvious regulatory reason under the Investment Company Act, however, for Token LLC to be forced to transfer its Stacks tokens to its parent, or to be forced to treat Stacks tokens it issues directly as investment securities, when Blockstack PBC is not required to treat Stacks tokens issued by Token LLC as investment securities.  This argument does not prove that Stacks tokens held by Blockstack should not be deemed to be investment securities, but it does suggest, at a minimum, that there is a strong reason for the courts and the SEC to be wary of treating Token LLC as an investment company solely because it holds Stacks tokens that it has yet to issue.

Third, it may be reasonable for a company that issues tokens to conceptually treat its authorized but unissued tokens as inventory rather than as investment securities.  Many tokens are intended to act as currency on a platform, to act as a software license to use that platform, and/or to perform other non-securities functions.  The fact that the value of the “inventory” depends in part upon the efforts of the issuer is not unique; for example, the value of software licenses and luxury items held in inventory may depend on the ability of the issuer to successfully market those items, to provide or arrange for financing options for those items, and to provide ongoing support for those items (e.g., continuing to update the software or manufacture replacement parts for luxury cars).  Similarly, the fact that the issuer will sell the inventory to raise capital does not really distinguish the tokens from inventory; all companies that sell inventory hope to do so at a profit.  The fact that the Stacks tokens will be securities in the hands of purchasers does not obviously or necessarily change the character of Stacks tokens as a form of inventory in the hands of Token LLC.

Finally, the Investment Company Act is intended to protect investors from the risks presented by investing in companies that in turn invest significantly in securities.  The Investment Company Act is not intended to protect investors from the risks presented by an operating company that creates and sells a service or a product.  It does not appear that a company like Token LLC, and Blockstack generally, that creates and sells tokens to be used on an internet platform like the Blockstack network presents materially different Investment Company Act-related risks than a company that creates and sells any other service or product.  In either case, investors in the company are primarily concerned with the company’s ability to develop, market, sell and support the services, products or tokens, rather than with the company’s ability to make profitable investment decisions.  These types of companies reasonably should be regulated as operating companies under the Securities Act and the Exchange Act, rather than as investment-oriented vehicles under the Investment Company Act.

For the reasons described above, it is reasonable to conclude that even if Stacks tokens are securities under Howey, they are not investment securities in the hands of Blockstack for purposes of Section 3(a)(1)(C).  Therefore, it is reasonable for Token LLC to conclude that it is not an investment company solely as a result of holding Stacks tokens.

* * *

If the Staff has any questions or comments concerning the foregoing, or requires any further information, please contact me at the number or email above.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Robert H. Rosenblum
Robert H. Rosenblum

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